Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Bob Evans Farms, Inc. for the registration of 1,894,290 shares of its common stock pursuant to the Bob Evans Farms, Inc. Dividend Reinvestment and Stock Purchase Plan and to the incorporation by reference therein of our reports dated June 23, 2008, with respect to the consolidated financial statements of Bob Evans Farms, Inc. and the effectiveness of internal control over financial reporting of Bob Evans Farms, Inc., included in its Annual Report (Form 10-K) for the fiscal year ended April 25, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
November 26, 2008